Exhibit 99.1

News Release

Contact:	Investors: David Garfinkle - Chief Financial Officer - (615) 263-3008 Financial Media: David Gutierrez, Dresner Corporate Services - (312) 780-7204

CoreCivic Enters Into Amendment and Extension of Bank Credit Facility

Increases Size to $400 Million

BRENTWOOD, Tenn. – October 12, 2023 – CoreCivic, Inc. (NYSE:  CXW) ("CoreCivic") announced today it entered into a Fourth Amended and Restated Credit Agreement dated October 11, 2023, by and among CoreCivic, as Borrower, certain lenders party thereto from time to time, and the administrative agent for the lenders, or the New Bank Credit Facility.  The New Bank Credit Facility effectively replaces CoreCivic's Third Amended and Restated Credit Agreement dated May 12, 2022.  The New Bank Credit Facility is in the aggregate principal amount of $400 million, consisting of a $125 million term loan and a $275 million revolving credit facility.

The New Bank Credit Facility, among other things, increases the available borrowings under the revolving credit facility from $250 million to $275 million and increases the size of the term loan from an initial balance of $100 million to $125 million, extends the maturity date to October 11, 2028 from May 12, 2026, and makes conforming changes to replace the Bloomberg Short-Term Bank Yield Index, or BSBY, to the secured overnight financing rate, or SOFR.  Further, financial covenants were modified to remove the $100 million limit of netting unrestricted cash and cash equivalents when calculating the consolidated total leverage ratio, the consolidated secured leverage ratio, and to increase the consolidated total leverage ratio resulting in a "springing lien" event from 4:00 to 1.00 to 4.25 to 1.00.  At the closing of the New Bank Credit Facility, CoreCivic received approximately $33.8 million of net borrowings before transaction costs as a result of the increased size of the term loan, and the revolving credit facility remains undrawn except for approximately $17.4 million in outstanding letters of credit.

David M. Garfinkle, Executive Vice President and Chief Financial Officer, stated, "We are very pleased with the support from our new and existing financial partners enabling us to further extend our overall debt maturity profile, maintain a similar pricing structure, while providing us with greater financial flexibility."

About CoreCivic

CoreCivic is a diversified, government-solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through high-quality corrections and detention management, a network of residential and non-residential alternatives to incarceration to help address America’s recidivism crisis, and government real estate solutions. We are the nation’s largest owner of partnership correctional, detention and residential reentry facilities, and one of the largest prison operators in the United States. We have been a flexible and dependable partner for government for 40 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at www.corecivic.com.

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  Examples of these statements include, but are not limited to, statements regarding CoreCivic's financial flexibility.  These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made including, but not limited to, risks and uncertainties associated with economic conditions affecting the corrections and detention industry.  Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

Except as required by applicable law, CoreCivic does not undertake any responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.
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